Exhibit (M)
LEGG MASON PARTNERS VARIABLE EQUITY TRUST
SHAREHOLDER SERVICES AND
DISTRIBUTION PLAN
February 8, 2007
WHEREAS, the Board of Trustees of Legg Mason Partners Variable Equity Trust (“Trust”) wishes to adopt this Shareholder Services and Distribution Plan (“Plan”) adopted pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), for each series of the Trust (each a “Fund” and collectively, the “Funds”) listed in Appendix A, as it may be amended from time to time, which are offered to life insurance companies or other eligible parties (each, a “Life Company”) for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as “Variable Contracts”), to be effective as of the date set forth above.
NOW, THEREFORE, this Plan is adopted in accordance with the Rule with respect to those classes of shares (each a “Class”) of the Funds as listed in Appendix A, subject to the following terms and conditions:
     Section 1. Annual Fee.
(a) Single Share Class/Class I Fee. The Fund may pay to one or more principal underwriters or Life Company (each a “Servicing Party”) a distribution fee, provided that the aggregate amount of all such payments with respect to Single Share Class or Class I shares does not exceed an amount calculated at the rate set forth in Appendix A (the “Single Share Class/Class I Fee”).
(a) Class II Fee. The Fund may pay to one or more Servicing Parties a distribution fee, provided that the aggregate amount of all such payments with respect to Class II shares does not exceed an amount calculated at the rate set forth in Appendix A (the “Class II Fee,” and collectively with the Single Share Class/Class I Fee, the “Distribution Fee”).
(b) Payment of Fees. The Distribution Fees described above will be calculated daily and paid monthly by the Funds with respect to the applicable class of shares as provided in Appendix A.
The Trust is authorized to engage in the activities listed herein either directly by a Servicing Party or through other entities. The Distribution Fees will be deemed to be “asset-based sales charges,” as provided in NASD Conduct Rule 2830, as amended or interpreted by the NASD.
     Section 2. Expenses Covered by the Plan.
With respect to fees payable by each Class, the Distribution Fee may be used by a Servicing Party for expenses related to that Class, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing advertisements, sales literature and other promotional material pertaining to the Fund and including materials intended for use within the Life Company or for broker-dealer use and reports for persons other than existing Variable Contract owners; (c) an allocation of overhead and other branch office distribution-related expenses of a Servicing Party; (d) payments made to, and expenses of, a Servicing Party’s financial consultants, other broker-dealers, financial intermediaries and other persons who provide support or personal services to the Fund’s shareholders in connection with the distribution of the Fund’s shares, including but not limited to, office space, equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing services intended for use within the Life Company, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining Variable Contract owner information and providing information about the Fund, cash value and premium allocation services, compensating sales personnel, training sales personnel regarding the Fund, holding seminars and sales meetings designed to promote the distribution of Fund shares, maintaining and servicing Variable Contract accounts (including the payment of a continuing fee to financial consultants); and (e) personal service and/or maintenance of Variable Contract owner accounts with respect to Fund shares attributable to such accounts; provided, however, that (i) the Distribution Fee applicable to a particular Class may be used by a Servicing Party to cover expenses primarily intended to result in the sale of the shares of the Class, including, without limitation, payments to the financial consultants of the Servicing Party and other persons as compensation for the sale of the shares and (ii) a Servicing Party may retain portions of the Distribution Fee in excess of its expenses incurred.
It is recognized that a Fund’s investment manager (“Manager”), principal underwriter, a Servicing Party, or an affiliate of the foregoing may use its management or advisory fee revenues, past profits or its resources from any other source, to make payment to a Servicing Party or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, if any payments made by the Fund to its Manager or any affiliate thereof, including payments made from such Manager or affiliate’s management or advisory fee or administrative fee or payments made for Variable Contract owner services should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares within the context of the Rule, to the extent permitted by applicable law, such payments are authorized by this Plan, and such payments are not limited by Section 1 above unless required by applicable law.
It is further recognized that the Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.
     Section 3. Sales Charges.
It is understood that, under certain circumstances, as disclosed in the Variable Contract offering materials, sales or other charges may be paid by Variable Contract owners who purchase Fund shares.
     Section 4. Approval by Shareholders.
Except to the extent that, in accordance with Section 8 below, this Plan amends an existing plan adopted pursuant to the Rule with respect to a Fund or Class, the Plan will not take effect, and no fee will be payable in accordance with Section 1 of the Plan, with respect to a Class of a Fund until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of that Class if the Plan is to be adopted after the public offering of the securities of that Class or the sale of such securities to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters. In the event that a vote of at least a majority of the outstanding voting securities of a Class of a Fund is required, the Plan will be deemed to have been approved with respect to a Class of each such Fund so long as a majority of the outstanding voting securities of that Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of the outstanding voting securities of any other Class, or (b) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

     Section 5. Approval by Board Members.
Neither the Plan nor any related agreements will take effect, with respect to a Class of a Fund, until approved by a majority vote of both (a) the Board of Directors or Trustees (“Board”) and (b) those Board members who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Board Members”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.
     Section 6. Continuance of the Plan.
The Plan will continue in effect with respect to Single Share Class/Class I and Class II until June 30, 2007 and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Board members of the Trust and by a majority of the Qualified Board Members in accordance with Section 5.
     Section 7. Termination.
The Plan may be terminated at any time with respect to a Class of a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class of such Fund or (ii) by a majority vote of the Qualified Board Members. The Plan may remain in effect with respect to a particular Class of a Fund even if the Plan has been terminated in accordance with this Section 7 with respect to any other Class of such Fund.
     Section 8. Amendments.
The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Trust’s Board in the manner described in Section 5.
     Section 9. Selection of Certain Board Members.
While the Plan is in effect, the Trust shall comply with Rule 12b-1(c).
     Section 10. Written Reports.
In each year during which the Plan remains in effect, the proper officers of a Fund will prepare and furnish to the Trust’s Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.
     Section 11. Preservation of Materials.
The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.
     Section 12. Meanings of Certain Terms.
As used in the Plan, the terms “affiliated person,” “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange Commission (the “Commission”), or as interpreted by the Commission.
     Section 13. Limitation of Liability.
The Trust’s Declaration of Trust is on file with the Office of the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Plan has been adopted on behalf of the Fund by the Trustees of the Trust in their capacity as Trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.
     Section 14. Severability.
The provisions of the Plan are severable for each Fund and Class covered by this Plan, and actions taken with respect to a Plan in conformity with the Rule will be taken separately for each such Fund or Class.
     Section 15. Governing Law.
This plan shall be governed by, and construed in accordance with, the laws of the State of New York.

APPENDIX A
SHAREHOLDER SERVICES AND DISTRIBUTION PLAN
AMENDED AUGUST 9, 2007

Aggregate
Name of Fund	Name of Class	Service Fee[1]
Legg Mason Partners Variable Aggressive Growth Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Appreciation Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Capital and Income Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Dividend Strategy Portfolio		None

Legg Mason Partners Variable Equity Index Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Fundamental Value Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable International All Cap Opportunity Portfolio		None

Legg Mason Partners Variable Investors Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Large Cap Growth Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Lifestyle Allocation 50%		None

Legg Mason Partners Variable Lifestyle Allocation 70%		None

Legg Mason Partners Variable Lifestyle Allocation 85%		None

Legg Mason Partners Variable Mid Cap Core Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Multiple Discipline Portfolio-All Cap Growth and Value		0.25%

Legg Mason Partners Variable Multiple Discipline Portfolio-Global All Cap Growth and Value		0.25%

[1]	Expressed as an annual rate of the average daily net assets of the Fund attributable to that Class.

Aggregate
Name of Fund	Name of Class	Service Fee[1]
Legg Mason Partners Variable Multiple Discipline Portfolio-Large Cap Growth and Value		0.25%

Legg Mason Partners Variable Small Cap Growth Portfolio	Class I Class II	None 0.25%

Legg Mason Partners Variable Social Awareness Portfolio		None